Exhibit 10.3

Execution Version

FEMASYS INC.
3950 Johns Creek Court, Suite 100
Suwanee, Georgia 30024

August 7, 2026

Nantahala Capital Management, LLC
130 Main St., 2nd Floor
New Canaan, CT 06840

Re:	Board Designees — Femasys Inc.

Ladies and Gentlemen:

Reference is hereby made to that Securities Purchase Agreement, dated as of August 7, 2026 (the “Purchase Agreement”), by and among Femasys Inc., a Delaware corporation (the “Company”), and the purchasers party thereto.

In consideration of the mutual covenants contained in this letter agreement (this “Letter Agreement”) and other good and valuable consideration, including the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company, and Nantahala Capital Management, LLC (the “Lead Investor” and, together with the Company, the “Parties”) hereby agree as follows:

1.	Board Designees.

(a)
Within sixty (60) days following the Closing, the Company shall use its commercially reasonable efforts to facilitate the voluntary resignation of two (2) existing members of the Board of Directors of the Company (the “Board”), with the two outgoing directors to be identified by mutual agreement of the Parties in good faith. Within sixty (60) days following the Closing, the Board shall appoint two individuals chosen by the Lead Investor (each, a “Designee,” and together, the “Designees”), to serve as directors of the Company, subject to the consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) and the Company shall take all necessary action  to so appoint such Designee. Following good faith discussions by the Parties, each such appointment to the Board shall be made to the class of directors of the Company determined by the Lead Investor, as permitted by applicable law and the Company’s organizational documents. The Lead Investor shall be entitled to designate up to two (2) Designees; provided, that (a) if at any time the Lead Investor and its affiliates collectively beneficially own less than 20% but at least 15% of the outstanding Common Stock of the Company, the Lead Investor shall thereafter be entitled to designate only one (1) Designee, and shall, upon the Company’s request and within 12 months of such date, cause one (1) Designee to resign from the Board or decline to stand for re-election to the Board so that only one (1) Designee remains, and (b) if at any time the Lead Investor and its affiliates collectively beneficially own less than 15% of the outstanding Common Stock of the Company, the Lead Investor shall no longer be entitled to designate any Designee, and shall, upon the Company’s request and within 12 months of such date, cause any remaining Designee(s) to resign from the Board or decline to stand for re-election to the Board.   For the purposes of the immediately preceding sentence and any determination of whether the Minimum Ownership Threshold is satisfied, the Lead Investor’s beneficial ownership of the outstanding Common Stock of the Company shall be determined without regard to any “conversion cap” or “blocker provision” that would limit the exercise of any warrants for, or other rights to acquire, securities of the Company that would be beneficially owned by the Lead Investor but for the operation of any such limit (without regard to whether such warrants or other rights would themselves be acquired only upon the exercise of any other warrants or other rights)).  Each Designee’s appointment shall be subject to (i) compliance with applicable SEC rules, stock exchange listing requirements, the Company’s organizational documents, and customary director onboarding requirements of the Company, (ii) a determination by the Board, in its sole discretion, that such Designee qualifies as an independent director under applicable law and stock exchange rules, and (iii) a determination by the Board, acting reasonably, that such Designee possesses qualifications, skills, and experience appropriate for service on the Board in accordance with its corporate governance guidelines, provided in the case of each of clauses (i), (ii) and (iii), that disqualification shall be asserted by the Company only after having shared with the Lead Investor the relevant advice of experienced legal counsel of national or international standing and after having reasonably considered the Lead Investor’s response thereto).  The Lead Investor shall propose each Designee candidate in writing to the Company no later than forty-five (45) days following the Closing (the “Designation Deadline”).  If the Lead Investor fails to propose one or both Designee candidates by the Designation Deadline, the Company’s obligation to appoint such Designee shall be suspended until such time as the Lead Investor delivers a written designation to the Company, and the sixty (60)-day period set forth above shall be extended on a day-for-day basis for each day of such delay.  If the Company is unable to secure the resignation of two (2) existing members of the Board within sixty (60) days following the Closing, it shall use commercially reasonable efforts to secure the consent of its convertible noteholders to increase the size of the Board in order to seat the Designees.

(b)
For so long as the Company is obligated to appoint the Designees to the Board, the Company shall not disparage the Lead Investor, its affiliates or any Designee, the Board shall unanimously recommend to the stockholders of the Company that they vote in favor of the election of such Designee at any meeting of, or in any written consent by, the stockholders of the Company or otherwise in connection with the solicitation of proxies, and the Company shall otherwise use its reasonable efforts to secure the reelection of each such Designee by the stockholders of the Company. For clarity, if at any time a serving Designee shall fail to secure reelection to the Board by the Company’s stockholders, the Company shall not be obligated to appoint such Designee to the Board, but the Lead Investor shall be permitted to designate a different individual as a replacement Designee in accordance with the terms of this Letter Agreement.

(c)
The Designee will be entitled to compensation and reimbursement by the Company in accordance with its standard policies as in effect from time to time, provided that in any case the Company shall reimburse each Designee for his or her reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board. If the Lead Investor informs the Company that the policies or agreements applicable to any Designee require such person to transfer or assign to the Lead Investor any compensation, whether in cash, securities, or other property, which the Designee receives from the Company for serving on the Board, then the Company shall cooperate to the fullest extent possible with any transfer or assignment to the Lead Investor or its designee of any such cash, securities, or other property.

(d)
Each Designee shall be entitled to indemnification by the Company to the maximum extent permitted by applicable law and the Company’s governing documents. The Company shall enter into an indemnification agreement with any Designee on terms at least as favorable to such Designee as those then provided by the Company to any other member of the Board, which indemnification agreement shall further acknowledge that such Designee may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Lead Investor or certain of its affiliates (collectively, the “Investor Indemnitors”), and shall agree that the liability of the Company in respect of its obligations to such Designee in respect of indemnification, expense advancement, amounts paid in compromise or settlement, and the other obligations of the Company pursuant to such indemnification agreement or similar or related obligation of the Company shall be primary, which shall not be affected by any advancement or payment by any Investor Indemnitor on behalf of any such Designee. The Investor Indemnitors shall be express third-party beneficiaries of the Company’s agreement with the Designee as provided in the prior sentence. Without limitation by any of the foregoing, the Company hereby irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against any of them for contribution, subrogation or any other recovery of any kind in respect of any Company obligation to the Designee under any indemnification agreement or similar or related obligation of the Company. The Company agrees and acknowledges that each Investor Indemnitor is a third-party beneficiary of the immediately preceding sentence, regardless of any other term or provision of this letter agreement. In no case shall the Company assert that any relationship between the Designee and any Investor Indemnitor disqualifies the Designee from service on the Board under any term or provision of the Company’s governing documents.

2.
Ongoing Replacement Rights.  For so long as the Lead Investor and its affiliates collectively beneficially own at least 15% of the outstanding Common Stock of the Company (the “Minimum Ownership Threshold,”), if any Designee ceases to serve as a director of the Company for any reason (including death, resignation, removal, or failure to be re-nominated), the Company shall not reduce the size of the Board and instead the Lead Investor shall have the right to designate a replacement Designee to fill the resulting vacancy, and the Company shall take all necessary action (including, without limitation, recommending and soliciting proxies in favor of any such replacement Designee) to appoint such replacement Designee promptly (including appointment to any committee of the Board on which the prior Designee had served immediately prior to ceasing to serve on the Board).

3.
Board Observer Rights.  For so long as the Lead Investor meets the Minimum Ownership Threshold, the Lead Investor shall have the right to designate one (1) representative (the “Observer”) to attend all meetings of the Board (and any committee thereof) in a non-voting, observer capacity during any period in which the full number of Designees then permitted by the terms of Section 1(a) of this Letter Agreement is not then serving as a member of the Board, including (i) the period from the Closing until the applicable Designee(s) are appointed to the Board pursuant to Section 1, and (ii) any subsequent period in which the Lead Investor is entitled to designate a Designee pursuant to Section 1 or Section 2 but no such Designee is then serving (including, for example, while a replacement Designee is being identified or vetted following a vacancy).  Notwithstanding the foregoing, at no time shall the Lead Investor be entitled to have both an Observer and the full number of Designees to which it is then entitled serving on the Board at the same time; the Observer right shall immediately cease with respect to each Board seat for which a Designee is then serving.  The Observer shall receive copies of all materials provided to the Board at the same time as they are provided to directors, subject to customary confidentiality obligations.  The Company may exclude the Observer from any portion of a Board meeting only to the extent that (i) attendance would result in a waiver of attorney-client privilege or (ii) the matter involves a conflict of interest between the Company and the Lead Investor.

4.
Committee Representation.  For so long as the Lead Investor meets the Minimum Ownership Threshold, the Lead Investor shall have the right, subject to compliance with applicable Nasdaq rules, to designate at least one (1) Designee to serve on each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board, and at least one (1) Designee to serve on each other committee of the Board that now exists or may be established pursuant to the Company’s governing documents or by the Board from time to time; provided, that the Designee(s) designated to serve on the Audit Committee shall satisfy the heightened independence requirements applicable to audit committee members under applicable Nasdaq rules and Rule 10A-3 under the Exchange Act.

5.	Information and Inspection Rights. For so long as the Lead Investor meets the Minimum Ownership Threshold, the Company shall provide the Lead Investor with:

(a)	unaudited monthly financial statements promptly when available and in any case within thirty (30) days after the end of each month;

(b)	copies of all materials provided to the Board of Directors, at the same time such materials are provided to the Board;

(c)	upon reasonable request, access to the Company’s senior management for periodic meetings or calls (not less than once per quarter); and

(d)
prompt written notice of any material event or development affecting the Company’s business, financial condition, or prospects that has not been publicly disclosed, subject in each case to customary confidentiality restrictions and applicable securities laws.

Notwithstanding anything to the contrary in this Section 5, the Company shall not be required to provide any materials or information pursuant to this Section 5 to the extent that delivery thereof would, in the reasonable judgment of the Company’s outside legal counsel, (i) result in the Lead Investor or any of its affiliates being in possession of material non-public information regarding the Company or its securities without the Lead Investor’s prior written consent or (ii) violate applicable rules and regulations of the SEC.

6.
Protective Provisions.  For so long as the Lead Investor meets the Minimum Ownership Threshold, the Company shall not, without the prior written consent of the Lead Investor, take any of the following actions

(a)	materially change the nature of the Company’s business;

(b)
enter into any transaction with any officer, director, or affiliate of the Company involving consideration in excess of $120,000, other than compensation arrangements approved by the Compensation Committee;

(c)	terminate without cause or replace the Chief Executive Officer of the Company; or

(d)	incur indebtedness in excess of $2,500,000;

(e)	adopt or seek shareholder approval of any poison pill or shareholder rights plan;

(f)	increase the size of the Board; or

(g)
declare or pay any dividend or make any distribution on any shares of capital stock (except for dividends or distributions in the ordinary course of business and consistent with the Company past practices).

7.
Outside Time Limit.  Notwithstanding anything to the contrary in this Letter Agreement, the obligations of the Company under Section 1 through Section 6 shall terminate and be of no further force or effect on the tenth (10th) anniversary of the date of this Letter Agreement, regardless of whether the Lead Investor continues to meet the Minimum Ownership Threshold at such time.

8.	Miscellaneous.

a.       Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

b.      This shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of law.

c.       The Company represents and warrants that, to the Company’s knowledge, no impediment exists to the Company’s performance of its obligations under this Letter Agreement, whether on the basis of lacking any corporate power or authorization or as the result of any legal, contractual or other restriction on the Company.

d.      This Letter Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect thereto.  This Letter Agreement may not be amended or waived except by a written instrument signed by both Parties.

e.      This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  The Parties hereto irrevocably and unreservedly agree that this Letter Agreement may be executed by way of electronic signatures and the parties hereto agree that this Letter Agreement, or any part hereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

f.       The provisions of this Letter Agreement are severable, and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any other provision hereof.

g.      The Company acknowledges that irreparable damage would occur if any of its obligations pursuant to this letter agreement were not performed in accordance with the terms hereof and that the Lead Investor shall be entitled to seek an injunction or injunctions to prevent breaches of this Letter Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity.

h.      This Letter Agreement is for the sole and exclusive benefit of the Company and the Lead Investor.  No other purchaser under the Purchase Agreement or any other person or entity is a party to or an intended beneficiary of this Letter Agreement.

i.        Article 7 of the Purchase Agreement shall be incorporated herein by reference mutatis mutandis.

[Signature Page Follows]

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by executing this letter agreement.

FEMASYS INC.

By: /s/ Kathy Lee-Sepsick
Name:	Kathy Lee-Sepsick
Title:	President & CEO

Accepted and agreed as of the date first written above:

NANTAHALA CAPITAL MANAGEMENT, LLC

By: /s/ Wil Harkey
Name:	Wil Harkey
Title:	Manager

[Signature Page to Side Letter]